Exhibit 99.1

ntl Incorporated prices offering of senior notes due 2014

New York, New York (April 5, 2004) – ntl Incorporated (NASDAQ: NTLI) announced today the pricing of the offering by its wholly-owned, newly-formed subsidiary ntl Cable PLC of senior notes.  The notes will be comprised of a £375 million aggregate principal amount tranche bearing interest at 9.75% due 2014, a $425 million aggregate principal amount tranche bearing interest at 8.75% due 2014, a €225 million aggregate principal amount tranche bearing interest at 8.75% due 2014 and a $100 million aggregate principal amount floating rate tranche due 2012, bearing interest of 3-month LIBOR plus 5.00%.

Proceeds from the offering, in conjunction with cash on hand and a new £2.425bn facility at ntl Investment Holdings Ltd, will be used to repay in full the existing senior credit facility, most of which is due 2005, as well as to redeem the outstanding ntl Triangle debentures due 2007 and the Diamond Holdings notes due 2008.  The offering and the new facility financing are both expected to close on April 13, 2004.

The notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Accordingly, the notes will be offered and sold within the United States under Rule 144A only to “qualified institutional buyers” and outside the United States in accordance with Regulation S under the Securities Act.

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